_____________________________________________________________________________

EXHIBIT 1A-1

BROKER-DEALER SERVICES AGREEMENT WITH

DALMORE GROUP, LLC

_____________________________________________________________________________

BROKER-DEALER SERVICES AGREEMENT

This Broker-Dealer Selling Agreement (this "Agreement") is made and entered into as of April 27, 2020 by and between Dalmore Group LLC, with its principal place of business at 525 Green Place, Woodmere, NY 11598 ("Dalmore" or "we" or "our" or the "Broker-Dealer") and Wiley Area Development LLC d/b/a Tasty Equity with its principal place of business at 572 Breckenridge Way, Beavercreek, OH 45430 ("Issuer", "you" or "your") (Dalmore and Wiley Area Development LLC D/B/A Tasty Equity being referred to individually as a "Party" and collectively, Dalmore and Wiley Area Development LLC D/B/A Tasty Equity referred to as "Parties" herein).

RECITALS:

WHEREAS, Dalmore is a registered Broker-Dealer in good standing with FINRA/SIPC providing administrative, compliance, and other services for market participants, including issuers conducting offerings of securities pursuant to federal and state laws and regulations, in compliance with SEC and FINRA rules, including, but not limited to, Regulation A (also known as "Regulation A+"). Additionally, Dalmore has developed proprietary administrative methods and tools, and, through the use of integrations with third-party vendors, has developed operational processes to provide administrative and compliance related functions in connection with issuers raising capital (together with Section 3(a) below, the "Facilitation Services"); and

WHEREAS, Issuer is undertaking a capital raising effort pursuant to federal and/or state laws, and in compliance with the rules and regulations of SEC, FINRA, and all other applicable agencies and regulatory bodies (the "Offering"); and,

WHEREAS, Issuer wishes to engage Dalmore to perform the Facilitation Services in connection with the Offering, but not for traditional underwriting or placement agent services such as soliciting investors.

THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1.The recitals set forth above are true and correct and incorporated herein as if set forth at length.

2.Engagement:

A.Issuer hereby engages and retains the Broker-Dealer to perform the Facilitation Services on Issuer's behalf and for investors who wish to invest in the Offering. The Broker-Dealer shall perform the Facilitation Services before and during the Offering period until the earlier of the completion or cancellation of the Offering or the termination of this Agreement. The Broker- Dealer hereby accept such retention.

B.The Broker-Dealer will serve as the Broker-Dealer of record for the Issuer referred investors participating in the Offering, being conducted directly by Issuer on a best efforts basis, and to render such Facilitation Services consistent with this Agreement.

C.Issuer agrees to provide the Broker-Dealer and its third-party due diligence provider with due diligence materials as they reasonably requests. The Broker-Dealer' provision of any Facilitation Services under this Agreement is subject to the satisfactory completion of its due diligence. A portion of the due diligence will be performed by a third- party due diligence company and all, or a majority of the due diligence fee paid by Issuer to the Broker-Dealer will be to cover these expenses of the third-party due diligence company.

D.The Broker-Dealer will not advise Issuer with the Offering and will accept the Offering terms and structure as determined solely and exclusively by Issuer and its advisers in meeting its capital needs. Issuer and/or Issuer's agents will provide the Broker-Dealer with the Offering materials and dis closures, including the investor subscription agreement and the Offering Circular or similar documents. The Broker-Dealer does not, will not, and has not at any time provided any legal, tax or accounting advice, manager consulting or public relations or crisis management services, whether in general or specifically with respect to the contemplated Offering. Issuer unequivocally agrees that under no circumstances shall any communication, whether oral, written or otherwise, be construed or relied on by Issuer as legal, tax or accounting, manager consulting or public relations or crisis management advice or services by the Broker-Dealer, and Issuer represents and covenants that it has and will rely solely on its own counsel and professionals for any such advice and services. Any communications related to the Offering and to Issuer's business, in general, are deemed to be casual conversation, and Issuer represents that it will rely solely on the advice of its own securities, legal, tax, and financial professionals.

3.Services and Responsibilities:

A.The Broker-Dealer's Responsibilities - The Broker-Dealer agrees to:

i.Accept investor data from the Issuer, generally via a commercially reasonable software system or technology provider, but also via other means as may be established by mutual agreement;

ii.The Broker-Dealer will process information from potential investors, including, but not limited to, running or otherwise verifying reasonable background checks for anti-money laundering, BSA, and PATRIOT Act purposes as well as IRS tax fraud identification and purposes, and to gather and review responses to customer identification information (together, "AML") as well as comply with applicable Know Your Customer ("KYC") rules for an issuer-directed Regulation A offering;

iii.Review the subscription agreement the potential investor is entering into to confirm their participation in the Offering and determine, in our sole and absolute discretion, whether to accept the use of the subscription agreement for the potential investor's participation;

iv.Contact the Issuer, Issuer's agents or investors, if needed, to gather additional information or clarification from prospective investors;

v.Warrant that we are properly licensed to conduct securities business in the state of the investor's residence;

vi.Warrant that we are an SEC registered, FINRA member, SIPC insured firm in good standing and licensed to conduct securities business;

vii.Warrant that our personnel who execute and process the transaction are appropriately licensed securities representatives and/or principals, as required by regulations for the business being conducted;

viii.Not compensate any unregistered person with any fees based upon the amount or success of any investment in the Offering;

ix.Provide the Issuer with prompt notice about inconsistent, incorrect or otherwise flagged subscriptions;

x.Provide Issuer and /or the Issuer 's agents with prompt notice for investors and/or transactions we believe they should decline to accept based on our compliance process;

xi.File the necessary broker-dealer forms with FINRA as soon as reasonably practicable after the Issuer and/or Issuer's agent file or submit documents related to the Offering to the SEC;

xii.Maintain required files and records;

xiii.Not solicit or sell to investors or provide any other services or investment products related to this Offering. The Broker-Dealer's role involving contact with investors is limited to gathering information to perform the Facilitation Services, and answering questions with factual information from Issuer's Offering documents, but not soliciting, selling or giving any recommendations or advice to any Investor;

xiv.Not provide any investment advice nor any investment recommendations to any investor (declining to accept a transaction is not considered investment advice or a recommendation for purposes of this Agreement) related to this Offering, unless an additional contract for such services is entered into, and incorporated by reference into this Agreement;

xv.Keep investor details and data confidential and not disclose to any third- party except as required to complete the Facilitation Services or as required by regulators, by law or otherwise in our performance under this Agreement; and

xvi.Transmit book-entry format data to the Issuer's transfer agent responsible for maintaining the Issuer's responsibilities for managing investors and record keeping.

B.Issuer Responsibilities - Issuer agrees to:

i.Refer investors, at its sole and arbitrary discretion, to the Broker-Dealer so that we may perform the Facilitation Services as described herein on behalf of Issuer;

ii.Internally and operationally develop programs and policies to give effect to this objective;

iii.Educate and orientate all Issuer staff on the purposes and goals of this Agreement;

iv.Ensure investors understand they are making a "self-directed" investment decision, and provide the Broker-Dealer with all KYC and AML details and data that we reasonably request and require to meet our regulatory responsibilities and as needed pursuant to our operating policies and procedures;

v.Immediately, but not later than within one (1) business day, notify the Broker-Dealer with details of any notices, requests, complaints or actions of or by any regulators, law enforcement, investors, trade associations or legal counsel regarding the Offering;

vi.Ensure non-accredited investors do not exceed their permitted limits when participating in the Offering;

vii.Ensure that you and your staff understand that you, as Issuer, will have a direct relationship with your investors;

viii.Where required by law, establish an escrow account with an unaffiliated bank who is retained to act as escrow agent and in compliance with all laws, rules, and regulations, and specifically SEC Rule 15c2-4, and to ensure that (a) the purchase price is promptly deposited into a separate bank account until the contingency as described in the Issuer's offering documents has occurred, and (b) the funds are held by a bank under a written escrow agreement;

ix.If an escrow account is not required by law, establish a bank account acceptable to the Broker-Dealer that is retained to hold funds in compliance with all laws, rules, and regulations, and to ensure that (a) the purchase price is promptly deposited into a bank account and (b) the funds are held by the bank until release of said funds are approved by the Issuer after all compliance is completed by the Broker-Dealer for investors who have paid said funds;

x.Ensure that you file required forms or documents with the SEC, with state securities departments, and with other all other regulatory authorities as required for the Offering being conducted and the general business of Issuer; by signing this Agreement you represent and understand that the Broker-Dealer does not file Blue Sky state notices,

SEC registration documents or regulatory reports on behalf of Issuer other than as stated in our responsibilities in subpart 3(A) above;

xi.Not compensate any unregistered person directly or indirectly with any fees, commissions or other consideration based upon the amount, sale of securities or success of an Offering;

xii.Include language in your investor subscription agreement that discloses Issuer is paying broker-related facilitation fees in connection to this Offering, some of which will be paid out of escrow against net funds due to the Issuer upon any closing;

xiii.Maintain and ensure that you and your agents or employees are properly registered and compliant with applicable state and federal law and agencies or regulatory bodies, and to obtain all authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental and regulatory bodies necessary to perform your obligations hereunder and to your investors specifically, and to your business generally;

xiv.Ensure the marketing and promotional activities you engage in, as related to the Offering, are fair and balanced and in compliance with all applicable laws, rules and regulations, including regulatory guidance and industry best practices;

xv.Comply with the requirements of all applicable laws, rules, and regulations when soliciting investors for the Offering;

xvi.Compensate any person for directly selling securities only if such person is associated with a FINRA member broker-dealer and is appropriately registered with both the SEC and the state(s) in which the investors reside;

xvii.Provide the Broker-Dealer with copies of all marketing materials of any kind and any "testing the waters" materials prior to their use which Issuer acknowledges and agrees that the Broker-Dealer shall not be reviewing for accuracy or completeness and Issuer is responsible in all respects as to the content of such marketing materials;

xviii.Warrant that all information you provide to the Broker-Dealer and their third-party due diligence provider, and all information to be used in conjunction with the Offering, will be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit a material fact;

xix.Warrant that if you become aware that any information you provided is inaccurate or incomplete in all material respects, or if an event transpires which causes it to become inaccurate or incomplete in all material respects, you will inform the Broker- Dealer in writing (via email) as soon as practicable, and provide supplemental information necessary to correct and/or complete the Information; and

xx.Warrant that neither the Broker-Dealer nor any of its representatives shall have any liability to the Issuer or to any officer, employee, affiliate, director, member or stakeholder of the Issuer for any inaccuracy or omission, material or otherwise, which may appear in any offering memorandum or other materials based on information provided by the Issuer or otherwise related to or arising out of this engagement or the services performed hereunder, except for liability to the Issuer for claims, liabilities, losses, and damages that are finally judicially determined to have resulted directly and primarily from the Broker-Dealer or their representatives’ bad faith, recklessness, gross negligence or willful misconduct, and then only for amounts in the aggregate not exceeding any paid fees pursuant to this Agreement.

C.The Issuer represents that it is familiar with and is not subject to any "bad actor" disqualification provisions contained in any applicable law, rule, or regulation that would disqualify the Offering from reliance on any law, rule, or regulation, and that it or any other relevant person (such as underwriters, placement agents, and the directors, officers and significant shareholders of the Issuer) has not experienced a disqualifying event or other violations of any applicable law, rule, or regulation. Specifically, Issuer is familiar with Rule 262 of Regulation A, and Issuer agrees it and all relevant persons has, does and will comply with such rule, and that it will promptly notify in writing the Broker-Dealer in the event any disqualification or disclosure event occurs, is likely to occur, or comes to the Issuer's or Issuer's agent's knowledge during the course of the Offering.

4.Compensation: For Facilitation Services provided under this Agreement, the terms and payments shall be as follows:

A.Facilitation Fees: All facilitation fees payable to the Broker-Dealer are set out in Exhibit A and are payable to the Broker-Dealer. Facilitation fees are charged to Issuer upon each disbursement of funds from the Offering to Issuer from an escrow or other bank account where investor funds are held pending each trade being cleared, unless otherwise agreed to in writing. Facilitation fees are nonrefundable.

B.Exceptions: Facilitation fees may be negotiated on a case-by-case basis with the Broker-Dealer and such agreements must be evidenced in writing. For these purposes, an email from either of the Broker-Dealer to Issuer will constitute sufficient evidence of an alteration to Exhibit A. Any negotiated alteration to the Exhibit A is considered to be a specific, one-time exception and shall not be interpreted to be, or constitute as, an amendment or general waiver of Exhibit A or other terms of this Agreement.

C.Expenses: Issuer shall reimburse the Broker-Dealer for any out-of-pocket expenses incurred by us in relation to the Facilitation Services we provide under this Agreement. Any individual expense more than $500.00 shall require the prior written approval of Issuer, with email considered an acceptable form of writing. Such expenses are non-contingent and due and payable to the Broker-Dealer at the time they are incurred. The total amount of out-of-pocket expenses that may be reimbursed to the Broker-Dealer is capped at $10,000.00, not including the $15,000.00 due diligence fee and the FINRA filing fee set out in Exhibit A.

D.Payment Terms: The Broker-Dealer will generally be paid their facilitation fees by the Issuer via ACH-debit authorized by the Issuer. The Broker-Dealer shall maintain books and records of business transacted and amounts due to the Broker-Dealer. The Parties shall have the reasonable right to obtain documentation concerning the details of the payments due.

E.Syndication/Selling Partners: If Issuer, either directly or through the Broker- Dealer, enters into selling agreements with any other broker-dealer(s), then the Broker-Dealer may charge Issuer for fees due to other parties, so that the Broker-Dealer may remit applicable fees to those parties as contractually obligated. Issuer acknowledges and unequivocally agrees that the Broker-Dealer may have fee-sharing agreements with such syndication partners, which in no way affect the compensation that is due to the Broker-Dealer under this Agreement. Although the Broker-Dealer is the primary Broker-Dealer facilitating this Offering, in no event shall fee-sharing arrangements with syndication/selling partners be interpreted to mean that the Broker-Dealer or their representatives are acting in any solicitation or sales capacity, as these services are not provided for under this Agreement. In the event that a selling group is formed, the fees payable to the Broker-Dealer under the fee sharing agreement will still solely be for Facilitation Services provided for administration of the Offering.

5.Non-Exclusivity, No Underwriting: The Broker-Dealer is not underwriting the Offering. Issuer may, in its sole discretion, offer the opportunity to any broker-dealer(s) to participate in the syndicate and compensate them for selling, advisory, underwriting and other services. This Agreement is otherwise non-exclusive and shall not be construed to prevent either Party from engaging in any business activities. However, Issuer agrees that it will (a) provide written notice to the Broker-Dealer at least 10 business days in advance of hiring any broker-dealer to provide services and (b) at that time, make a written introduction between the Broker-Dealer and any other broker-dealer so the Broker-Dealer and the additional broker-dealer may discuss any matters necessary in advance of the additional broker-dealer being retained.

6.Limited License of Trademarks: During the term of this Agreement, Issuer generally has the option to use the Broker-Dealer's name, logo and trademarks on its website and other marketing materials to disclose that the Broker-Dealer is acting as registered Broker-Dealer, so long as the use of the Broker-Dealer's name, logo or trademarks cannot be construed that the Offering or any transaction is endorsed, recommended, or vetted by the Broker-Dealer, or that Issuer or its agents are authorized to act as an agent or a representative of the Broker-Dealer. Any use of the Broker- Dealer's name, logo and trademarks by Issuer must be approved in advance and in writing by the Broker-Dealer.

7.Independent Contractor: It is agreed that the Broker-Dealer and Issuer are independent contractors for the business and Facilitation Services provided hereunder. Under no circumstances shall this Agreement be deemed to imply or infer that Issuer and the Broker-Dealer have anything other than an arm's length and independent relationship. Both the Broker-Dealer and Issuer shall be individually responsible and liable for their own respective federal, state, local and other taxes or fees, as well as all costs associated with their businesses.

8.Term and Termination: This Agreement is effective beginning with the date set forth above, and unless terminated shall continue for as long as the Offering remains open and active.

A.Any Party may terminate this Agreement without cause by giving ten (10) business days written, email notice to the other at any time. Such termination shall only affect future business and shall not apply to transactions initiated or other business conducted prior to the date of termination;

B.Any Party may terminate their participation in this Agreement for cause (including any regulatory actions or investigations, or complaints filed by investors or persons associated with the Issuer or the Offering, collectively "for cause") by giving seven (7) business days written, email notice as required under Paragraph 11 of this Agreement to the other Party at any time setting forth the "for cause" basis for termination. Unless such "for cause" basis is cured within five (5) business days after notice, the termination shall then become in full force and effect;

C.In the event of any termination, the Parties shall cease referring and processing investors; provided, however, the Parties shall use commercially reasonable effo1ts to have an orderly transition of the processing of investors and at a minimum, in compliance with any and all applicable laws, rules and regulations. Issuer shall, upon termination of this Agreement, become solely responsible for all compliance related to the offering and any investors, processing investors and any and all other services rendered by the Broker-Dealer prior to the termination.

D.No termination of this Agreement shall deprive the Broker-Dealer of any fees to which they are entitled pursuant to this or any other operative agreement and, specifically, the Broker-Dealer shall remain entitled to any fees for any services rendered prior to, or for any fees accrued, but not yet paid, as of such termination.

9.Indemnification: Each Party (each, an "Indemnifying Party") shall indemnify, hold harmless, and defend any other Party and such other Party's officers, directors, employees and agents (each such person, an "Indemnified Party") against any losses, claims, damages or liabilities, joint or several, and expenses (including, without limitation, reasonable attorney's fees, incurred by such Indemnified Party in connection with investigating or defending against such loss, claim, damage, liability or action) to which any Indemnified Party may become subject (a "Claim"), insofar as such Claim (or actions in respect thereof) arises out of a material breach of any of the covenants, agreements, representations or warranties of the Indemnifying Party contained in this Agreement or the Indemnifying Party's actions or obligations. As a condition to being indemnified under this Agreement, the Indemnified Party shall: (i) promptly notify in writing the Indemnifying Party of the Claim; (ii) allow the Indemnifying Party control of the defense and settlement of a Claim; and (iii) provide assistance, at the Indemnifying Party's expense, in defending or settling the Claim; provided, however, Indemnifying Party shall not enter into any settlement which admits any fault or results in any liability to an Indemnified Party, without the prior written consent of Indemnified Party. Issuer acknowledges and agrees that any additional broker-dealer added to the Offering pursuant to any fee-sharing agreement by and between the Broker-Dealer and another broker-dealer, Issuer shall indemnify and hold harmless such broker- dealer as if such broker-dealer was the Broker-Dealer under this Agreement.

10.Confidentiality and Mutual Non-Disclosure: It is acknowledged that in the performance of this Agreement each Party may become aware of and/or in possession of confidential, nonpublic information of the other Party. Except as necessary in this Agreement's performance, or as authorized in writing by a Party or by law, the Parties (and their affiliated persons) shall not disclose or make use of such non-public information. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require the Broker-Dealer to maintain copies of practically all data, including communications and Offering materials, regardless of any termination of this Agreement. Notwithstanding the foregoing, information which is, or was, in the public domain (including having been published on the internet) is not subject to this section.

11.Notices: All notices given pursuant to this Agreement shall be in writing and sent via email to the Broker-Dealer at:

Etan Butler

Chairman Dalmore Group LLC etan@dalmorefg.com

and to Issuer at:

Name: Chris Wiley Title: President

Company: Wiley Area Development LLC D/B/A Tasty Equity E-mail: chris.wiley@wileydevelopment.com

12.Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FINRA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of FINRA, with venue in New York, New York. Each of the Parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all Parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing Party shall be entitled to recover damages plus reasonable attorney's fees.

13.Entire Agreement, Amendment, Severability and Force Majeure: This Agreement contains the entire agreement between Issuer and the Broker-Dealer regarding the subject matter hereof. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no Party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of regulators, acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes. This Agreement may be amended only by a writing signed by both Parties and may not be assigned without the written consent of the other Party.

14.Taxpayer Identification: Section 6109 of the Internal Revenue Code requires us to provide you with our Taxpayer Identification Numbers (TIN).

Company Name:Dalmore Group, LLC

Contact:Etan Butler

Address:525 Green Place, Woodmere, NY 11598

Tax ID Number (EIN):20-2658095

Under penalties of perjury, the Broker-Dealer hereby certify that the number shown above are our correct taxpayer identification numbers, that we are not subject to backup withholding, and that we are U.S. persons.

15.Counterparts: This Agreement may be executed in any number of counterparts and will be binding when it has been executed and delivered by the last signatory hereto to execute a counterpart. A facsimile or electronic transmission of a signature shall be deemed to constitute an original signature for purposes of this Agreement. Issuer and the Broker-Dealer hereby consents and agrees that electronically signing this Agreement constitutes each party's signature, acceptance and agreement as if signed in writing.

16.Acknowledgment: The wording of this Agreement was reviewed and accepted by each Party and their legal counsel prior to execution. It shall be deemed that this Agreement was drafted equally by the Parties, and neither Party shall be entitled to have any wording of this Agreement construed for or against the other Party in the event of any dispute arising in connection with this Agreement. Further, the undersigned warrant and represent that in executing this Agreement, they have full authority to execute the Agreement and bind themselves and others hereto. The Parties further represent that they have been independently represented by counsel of their own choice and that each Party has made a full investigation in the facts surrounding the Agreement and that each enters into this Agreement based upon that investigation and upon the advice of their respective counsel.

[REMAINDER OF PAGE INTENTIONALLY BLANK] [SIGNATURE PAGE FOLLOWS]

The parties have entered into this Agreement as of the day and date set forth above.

Wiley Area Development, LLCDalmore Group, LLC

By:By:

Name: Byron C. (Chris) WileyName: Etan Butler

Title: PresidentTitle: Chairman

E-mail: chris.wiley@wileydevelopment.comE-mail: etan@dalmorefg.com

EXHIBIT A

I.THE BROKER-DEALER FACILITATION FEE SCHEDULE Facilitation Fee structure for all capital raised:

A.Five Percent (5%) of the Gross Proceeds Raised in the Offering. "Gross Proceeds Raised" is defined as the total amount of investments that have been cleared for disbursement by the Broker-Dealer. The fees for each transaction accrue at the time the subscription agreement is reviewed and approved by the Broker-Dealer. The subscription agreement is reviewed and cleared only after all requisite compliance and administrative processes have been completed.

B.Five-year warrants to acquire at no cost, with cashless exercise provisions, a number of shares or other equity equal to Three Percent (3%) of the Gross Proceeds Raised in the Offering. Sample Warrant is attached as Exhibit B.

II.FEE SCHEDULE INVOLYING SALES FROM SELLING GROUP ADDITIONAL BROKER-DEALERS

For sales of securities in this Regulation A offering for investors originated by the following selling group broker-dealers, the fee structure for capital raised will be as follows:

A.For sales of securities to investors originated by CFI Securities (CRD#: 284750):

i.In lieu of the fee structure set out in Section I above, a total fee of Seven Percent (7%) of the Gross Proceeds Raised in the Offering, with Five Percent (5%) of the Gross Proceeds Raised in the Offering being paid to the Broker-Dealer for facilitation fees, and Two Percent (2%) of the Gross Proceeds Raised in the Offering being paid to CFI via a commission sharing agreement with CFI for success fees from investors CFI originates, and

ii.In lieu of the warrant structure set out in Section I, five year warrants to acquire at no cost, with cashless exercise provisions, a number of shares or other equity equal to Three Percent (3%) of the Gross Proceeds Raised in the Offering, all of which are issued to the Broker-Dealer, and none issued to CFI. Sample Warrant is attached as Exhibit B.

B.For sales of securities to investors originated by StartEngine Primary, LLC (CRD#: 291773):

i.In lieu of the fee structure set out in Section I above, a total fee of a total fee of Seven Percent (7%) of the Gross Proceeds Raised in the Offering, with Two Percent (2%) of the Gross Proceeds Raised in the Offering being paid to the Broker-Dealer for facilitation fees, and Five Percent (5%) of the Gross Proceeds Raised in the Offering being paid to StartEngine Primary via a commission sharing agreement with StartEngine Primary for success fees from investors StartEngine Primary originates, and

ii.In lieu of the warrant structure set out in Section I, five year warrants to acquire at no cost, with cashless exercise provisions, a number of shares or other equity equal to Five Percent (5%) of the Gross Proceeds Raised in the Offering, with Two Percent (2%) of the warrants being given to the Broker-Dealer for facilitation fees, and Three Percent (3%) of the warrants being given to StartEngine Primary via a commission sharing agreement with StartEngine Primary for success fees from investors StartEngine Primary originates, Sample Warrant is attached as Exhibit B.

C.If other selling group broker-dealers are engaged, an addendum to this Agreement will be executed by the Parties.

III.EXPENSE SCHEDULE

A.FINRA 5110 filing fee, $10 million X 0.015% + $500 = $2,000. This fee was previously paid to Cuttone & Company LLC and will not be paid again by Issuer.

B.Issuer will pay the Broker-Dealer a due diligence flat fee of $15,000.00 due and payable upon the signing of this Agreement. At least $12,500 of this flat fee will be paid to a third- party due diligence provider. This fee was previously paid to Cuttone & Company LLC and will not be paid again by Issuer. Any portion of the $15,000.00 fee not paid to a third party due diligence provider will be refunded to Issuer.

C.Additionally, the Broker-Dealer's Facilitation Services rely upon Issuer entering into a contract with a third-party technology and escrow/banking provider and providing the Broker- Dealer with access to investor data through said technology. The third-party technology and escrow provider will charge fees to you for the services they provide. The Broker-Dealer will not share in those third-party technology and/or escrow fees in any way.

EXHIBIT B SAMPLE WARRANT

WARRANT

THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. IT MAY NOT BE SOLD, TRANSFERRED OR PLEDGED OTHER THAN AS STATED HEREIN, IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE, TRANSFER OR PLEDGE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THIS WARRANT AND RESTRICTING ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS WARRANT TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

1.Number and Price of Shares Subject to Warrant. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the signatures of the parties to this Warrant below, subject to the terms and conditions set forth, Dalmore Group LLC (the "Holder") or its assignees are entitled to subscribe for and purchase from Wiley Area Development d/b/a Tasty Equity, an Ohio Limited Liability Company (the "Company") its successors or assigns, at any time after the date hereof and on or before the close of business on the five year anniversary of the qualification date of the Company's Regulation A offering by the Securities and Exchange Commission (unless this Warrant is earlier terminated pursuant to Section 11), 30,000 units (which number of units is subject to adjustment as described below) of fully paid and non-assessable Class B Units of the Company (the "Warrant Shares") upon surrender hereof at the principal office of the Company and, at the election of the Holder hereof, upon either (i) payment of the purchase price at said office in cash or by check, (ii) the cancellation of any present or future indebtedness from the Company to the holder hereof in a dollar amount equal to the purchase price of the Class B Units for which the consideration is being given, or (iii) tender of a notice as provided in the net issue exercise provisions of Section 6(b) hereof. Subject to adjustment as hereinafter provided, the purchase price of one Common Unit (or such securities as may be substituted for one Class B Unit pursuant to the provisions hereinafter set forth shall be $0.00. The purchase price of one Class B Unit (or such securities as may be substituted for the Class B Units pursuant to the provisions hereinafter set forth) payable from time to time upon the exercise of this Warrant (whether such price be the price specified above or an adjusted price determined as hereinafter provided) is referred to herein as the "Warrant Price."

2.Adjustment of Warrant Price and Number of Shares. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)Adjustment for Dividends in Units or Other Securities or Property. In case at any time or from time to time on or after the date hereof the holders of the Class B Units of the

Company (or any shares of Units or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible Unitholders, shall have become entitled to receive, without payment therefor, other or additional Units or other securities or property (other than cash) of the Company by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Units receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional Units or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Class B Units on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional Units available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this Section 2.

(b)Adjustment for Reclassification, Reorganization or Merger. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the Units and securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the Units or other securities and property receivable upon the exercise hereof prior to such consummation, the Units or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and (c); and in each such case, the terms of this Section 2 shall be applicable to the shares of Units or other securities properly receivable upon the exercise of this Warrant after such consummation.

(c)Units Splits and Reverse Units Splits. If at any time on or after the date hereof the Company shall subdivide its outstanding shares of Class B Units into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Class B Units shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately decreased.

3.No Fractional Shares. No fractional shares of Class B Units will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class B Units on the date of exercise, as determined in good faith by the Company's Board of Directors.

4.No Unitholder Rights. This Warrant shall not entitle its holder to any of the rights of a Unitholder of the Company.

5.Reservation of Units. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Class B Units a sufficient number of shares to provide for the issuance of Class B Units upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing Units certificates to execute and issue the necessary certificates for shares of Class B Units upon the exercise of this Warrant.

6.Exercise of Warrant.

(a)Method of Exercise. This Warrant may be exercised by the Holder hereof, in whole or in part and from time to time, by the surrender of this Warrant at the principal office of the Company, accompanied by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares of Class B Units then being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Class B Units issuable upon such exercise shall be treated for all purposes as the Holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date and in any event within five (5) business days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates (or in the case or uncertificated securities, written proof that the uncertificated securities have been transferred, in book entry form, to Holder) for the number of full shares of Class B Units issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above, and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the portion of the shares of Class B Units, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the holder hereof. The shares of Class B Units issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable.

(b)Net Issue Exercise.

(i)In lieu of exercising this Warrant in the manner provided above in Section 6(a), holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to holder a number of shares of the Company's Class B Units computed using the following formula:

X= Y(A-B) A

Where

X = The number of shares of Common Units to be issued to holder.

Y = The number of shares of Common Units purchasable under this Warrant (at the date of such calculation).

A = The fair market value of one share of the Company's Common Units (at the date of such calculation).

B = The Warrant Price (as adjusted to the date of such calculation).

(ii)For purposes of this Section 6(b), fair market value of the Company's Class B Units shall mean the price per share which the Company could obtain from a willing buyer for the shares sold by the Company from authorized but unissued shares, as such price shall be determined in good faith by the Board of Directors of the Company.

(iii)In the event the holder elects to exercise the Warrant without use of the net issue right set forth in Section 6(b)(i), the Company shall have the option to not accept cash from the holder and in lieu thereof issue shares pursuant to the net issue formula set forth above.

7.Certificate of Adjustment. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

8.Transfer of Warrant. This Warrant may not be transferred by the Holder without the written consent of the Company. Notwithstanding the foregoing, no such consent shall be necessary for a transfer of all or part of this Warrant by such Holder to a present or former shareholder, employee, independent contractor or partner of such Holder, if the transferee or transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Holder hereunder.

9.Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of any War rant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

10.Securities Law. As a condition to exercise of this Warrant, Holder shall be required to make such representations and warranties and execute such documents as reasonably requested by the Company in order for the Company to perfect an exemption from the registration and qualification requirements of applicable securities laws.

11.Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest of (a) the close of business on the five year anniversary of the Company's Regulation A offering or (b) the consummation of a sale, merger or the like of the Company or an initial public offering of the Company. Should a sale, merger or the like of the Company, or an initial public offering of the Company, be close to consummation, the Company shall give Holder adequate written notice in advance of said sale, merger or the like of the

Company or an initial public offering of the Company so Holder may have adequate notice to exercise this Warrant.

12.Lock-Up Restriction. If this Warrant or any common or preferred Units, options, and other equity securities of the Company is (a) acquired by the Holder or a related person during 180 days prior to the required filing date of a public equity offering of the Company, or (b) acquired after the required filing date of the registration statement of a public equity offering of the Company and deemed to be underwriting compensation by FINRA, it shall not be sold during the public equity offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of the sale of the public offering, except as provided below.

Notwithstanding paragraph 12 above, the following shall not be prohibited, insofar as all securities so transferred remain subject to the lock-up restriction in paragraph 12 above for the remainder of the time period:

(a)the transfer of any security:

(i)by operation of law or by reason of reorganization of the Company;

(ii)to any registered member or affiliate of said registered member participating in the public equity offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restrictions above for the remainder of the time period;

(iii)if the aggregate amount of securities of the Company held by the Holder and related persons do not exceed 1% of the securities being offered in the public equity offering;

(iv)that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating FINRA member manages or otherwise directs investments by the fund, and pa1ticipating members in the aggregate do not own more than 10% of the equity in the fund;

(v)that is not an item of value under paragraphs (c)(3)(B)(iii) through (vii)

above;

(vi)that is eligible for the limited filing requirement in paragraph (b)(6)(A)(iv)b.

and has not been deemed to be underwriting compensation under the Rule;

(vii)that was previously but is no longer subject to the lock-up restriction in paragraph (g)(1) above in connection with a prior public equity offering (or a lock-up restriction in the predecessor rule), provided that if the prior restricted period has not been completed, the security will continue to be subject to such prior restriction until it is completed; or

(viii)that was acquired subsequent to the issuer's initial public offering or a transaction exempt from registration under Securities Act Rule 144A; or

(b)the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction above for the remainder of the time period.

13.Miscellaneous. This Warrant shall be governed by the laws of the State of New York. The headings in this Warrant are for purposes of convenience and reference only and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the

Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. The language in this Warrant shall be construed as to its fair meaning, and not strictly for or against the Company or the holder. This Warrant sets forth the final, complete and exclusive statement of the terms and conditions between the parties pertaining to the subject matter of this Warrant and supersedes all prior and contemporaneous agreements or understandings with respect thereto.

WILEY AREA DEVELOPMENT D/B/A TASTY EQUITY

By:

Title:

Accepted:DALMORE GROUP LLC

By:

Title:

DATE:

NOTICE OF EXERCISE

TO:COMPANY.

(1)The  undersigned  hereby  elects to purchase Warrant Shares of the

Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)Payment shall take the form of: .

(3)1Please issue a certificate or certificates representing said Warrant Shares (or in the case or uncertificated securities, written proof that the uncertificated securities have been transferred, in book entry form, to Holder) in the name of the undersigned or in such other name as is specified below:

[SIGNATURE OF HOLDER]

[DATE]

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [ ] all of or [ ] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

whose address is

. Dated:

Holder's Signature:

Holder's Address: